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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No.  )*


                             Stolt Comex Seaway SA
                      ------------------------------------
                                (Name of Issuer)

                                 Common Shares
                      ------------------------------------
                         (Title of Class of Securities)

                                   L8873E103
                               ----------------
                                (CUSIP Number)


                                March 27, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

     / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)

-----------------------                                  ---------------------
  CUSIP NO.  L8873E103               13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Special Opportunities, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            262,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             262,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          262,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           1.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  L8873E103              13G                    PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Zweig-DiMenna Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
             New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            406,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             406,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          406,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  L8873E103               13G                    PAGE 4 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

              Zweig-DiMenna International Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
               British Virgin Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            950,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             950,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          4.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  L8873E103                    13G              PAGE 5 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

        Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              175,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               175,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               0.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                               CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. L8873E103               13G                    PAGE 6 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gotham Advisors, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                                 Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   66,100

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    66,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 66,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                  Stolt Comex Seaway SA



Item 1(b)      Address of Issuer's Principal Executive Offices:

                  c/o Stolt Comex Seaways M.S. Ltd.
                      Bucksburn House
                      Howes Road
                      Bucksburn, Aberdeen AB21 9RQ, Scotland

Item 2(a)      Name of Person Filing:

                  See Cover page -- 1

Item 2(b)      Address of Principal Business Office:

                  For all filing persons other than Zweig-DiMenna International
                   Limited:
                  900 Third Avenue, New York, N.Y. 10022
                  For Zweig-DiMenna International Limited:
                  P.O. Box N-9932, Maritime House, Frederick Street, Nassau,
                   Bahamas

Item 2(c)      Citizenship:

                  See Cover page -- 4

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number:

                  L8873E103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned:

                        1,861,000

               (b)  Percent of Class:

                        8.3%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                             1,861,000

                    (ii)  shared power to vote or to direct the vote

                             0

                    (iii) sole power to dispose or to direct the disposition
                          of
                             1,861,000

                    (iv) shared power to dispose or to direct the disposition of

                              0

Item 5.        Ownership of Five Percent or Less of a Class.

                              Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                              Not Applicable


Item 9.        Notice of Dissolution of Group

                              Not Applicable


Item 10.       Certification.




By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 1, 1998

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/  Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                                    EXHIBIT A
                     JOINT FILING AGREEMENT AMONG INVESTORS

         This Joint Filing Agreement is entered into this first day of April, 1998 by Zweig-DiMenna International Limited, a British Virgin Islands corporation, Zweig-DiMenna Partners, L.P., a New York limited partnership,
Zweig-DiMenna Special Opportunities, L.P., a Delaware limited partnership, Zweig-DiMenna International Managers, Inc., a Delaware corporation, and Gotham Advisors, Inc., a Delaware corporation, collectively the "Investors". In lieu of filing separate statements on Schedule 13G, the Investors hereby agree to file a joint statement on Schedule 13G pursuant to Rule 13D-1(k)(1) under the Securities Exchange Act of 1934 with respect to the Common Shares of Stolt Comex Seaway SA.

         This  Agreement  shall be  filed  as an  exhibit  to the  statement  on
Schedule 13G filed on behalf of the Investors and constitutes the Investors' consent to file a joint Schedule 13G.

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President